Exhibit 10(iii).32

DEFERRED COMPENSATION PLAN FOR SAFEWAY

NON-EMPLOYEE DIRECTORS II

(Amended and Restated Effective January 1, 2011)

ARTICLE I

1.1 Introduction.

(a)	The name of this plan is the “Deferred Compensation Plan for Safeway Non-Employee Directors II” (the “Plan”). Its purpose is to provide non-employee Directors of the Company with increased flexibility in timing the receipt of board service fees and to assist the Company in attracting and retaining qualified individuals to serve as Directors. The Plan is effective as of January 1, 2005, and was amended and restated as of January 1, 2009, to comply with Code Section 409A, and amended and restated again effective January 1, 2011. Between January 1, 2005 and December 31, 2008, the Plan operated in good faith compliance with the guidance issued under Code Section 409A.

(b)	The Plan is the successor plan to the Deferred Compensation Plan for Safeway Non-Employee Directors (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new deferrals will be made under it; provided, however, that any deferrals made under the Prior Plan before January 1, 2005 will continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004 or on the date of any later amendment, provided that such amendment is not a material modification of the Prior Plan under Section 409A of the Code and regulations promulgated thereunder.

(c)	Any deferrals made under the Prior Plan after December 31, 2004 are deemed to have been made under the Plan and all such deferrals are governed by the terms and conditions of the Plan as it may be amended from time to time.

(d)	The Plan is intended to comply with the requirements of Section 409A of the Code.

1.2 Definitions. Whenever used in this Plan, the following terms shall have the meaning set forth below:

(a)	“Annual Fee” means the base annual fee payable to a Director for the Director’s service as a member of the Board, as determined by the Board from time to time, exclusive of any other fees, including, but not limited to, annual fees for committee membership.

(b)	“Automatic Deferral” means the automatic deferral as described in Section 3.1 below.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Closing Price” means the closing price of the Company’s Common Stock as reported in The Wall Street Journal.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Common Stock” means the Common Stock, par value $.01 per share, of Safeway Inc.

(g)	“Company” means Safeway Inc.

(h)	“Compensation” means all remuneration paid to a Director for services as a Director other than reimbursement for expenses and shall include, but not be limited to, Annual Fees and fees for committee membership.

(i)	“Director” means any individual serving on the Board who is not an employee of the Company or any of its direct or indirect subsidiaries.

(j)	“Elective Deferral” means a Participant’s elective deferral as described in Section 3.2 below.

(k)	“Participant” means a Director who receives Compensation from the Company in any Plan Year.

(l)	“Plan Administrator” means a committee consisting of one or more senior executives of the Company designated by the Chief Executive Officer of the Company.

(m)	“Plan” means the Deferred Compensation Plan for Safeway Non-Employee Directors II, effective as of January 1, 2005, and as amended thereafter.

(n)	“Plan Year” means the calendar year.

(o)	“Prior Plan” means Deferred Compensation Plan for Safeway Non-Employee Directors.

(p)	“Separation from Service” or “Separates from Service” means termination of a Director’s service as a non-employee member of the Board consistent with Code Section 409A and the regulations promulgated thereunder.

ARTICLE II

2.1 Participation in the Plan. Any individual who is a Director as defined in Section 1.2(h) shall participate in the Plan.

ARTICLE III

3.1 Automatic Deferrals.

(a)	Prior to the fourth calendar quarter of the 2007 Plan Year, payment of 50% of a Director’s Compensation for each Plan Year shall automatically be deferred under the Plan.

(b)	Beginning with the fourth calendar quarter of the 2007 Plan Year and for each calendar quarter of a Plan Year thereafter, $5,000 of a Director’s Compensation, and 50% of the balance of the Director’s Compensation for such calendar quarter shall automatically be deferred under the Plan; provided, however, that effective January 1, 2011, any increase in a Director’s then current Annual Fee, plus the increase in the Directors’ Annual Fee for 2010, shall be automatically deferred under the Plan, quarterly, in substantially equal amounts. Such increase shall continue to be automatically deferred and shall not be eligible for elective deferral under Section 3.2.

3.2 Election to Defer. Each Director may elect annually to have payment of all or any portion of his or her Compensation, in excess of the amount subject to the Automatic Deferral, for that Plan Year deferred. No election to defer Compensation under this Plan may be made after December 31 of the year preceding the Plan Year during which Compensation is earned. An election to defer any Compensation shall be in writing and shall be delivered to the Plan Administrator. An election to defer shall be irrevocable after the beginning of the Plan Year for which the election is applicable and shall be effective for the Plan Year or Plan Years immediately following the date on which it was filed as set forth in the written election to defer. In the absence of a written election to defer filed by a Director with the Plan Administrator, his or her Compensation remaining after the Automatic Deferral will be paid directly to the Director. Notwithstanding the foregoing, a Director who is first appointed or elected to the Board in a Plan Year may elect to defer under the Plan all or a portion of his or her Compensation, in excess of the amount subject to the Automatic Deferral, with respect to such Compensation earned on and after the first day of the month next following the date such Director completes and returns the written election to defer to the Company, provided that such election is made within 30 days after the date the Director is first elected or appointed to the Board; such election, if made, shall be irrevocable on the 31st day after such election or appointment or at such earlier date as provided in the form.

3.3 Special Distribution Election.

(a)

At the time the Participant elects to defer Compensation in accordance with Section 3.2, the Participant may elect that Compensation deferred pursuant to an Elective Deferral will be paid in January of a specified year in the future that is at least twelve months from the last day of the Plan Year in which the deferred Compensation is earned; provided, however, that if the Participant Separates from Service prior to such specified year, the Participant’s account will be paid within 90 days following the Participant’s Separation from Service.

(b)	Compensation deferred pursuant to an Automatic Deferral is payable only upon the Participant’s Separation from Service.

(c)	A Participant who makes a special distribution election pursuant to Section 3.3(a) above may elect to amend such an election to further defer the payment, provided that such election is made in writing and delivered to the Plan Administrator at least twelve months in advance of the originally scheduled special distribution date and the new distribution date elected by the Participant is at least five years from the originally scheduled special distribution date.

3.4 Transition Distribution Election. Notwithstanding any other provision of the Plan to the contrary, a Participant may elect an in-service account distribution or change the time of an in-service account distribution as elected in accordance with Section 3.3 above, provided that the election is made at least twelve months prior to the originally scheduled distribution date and the election is made not later than December 31, 2006. An election made pursuant to this Section 3.4 shall be treated as an initial special distribution election and shall be subject to any administrative rules imposed by the Plan Administrator including rules intended to comply with Section 409A of the Code and Notice 2005-1, A-19. No election under this Section 3.4 shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (ii) be permitted after December 31, 2006.

3.5 Mode of Deferral. Payment of a Participant’s Compensation deferred pursuant to an Automatic Deferral shall be deferred by means of a stock credit. Payment of a Participant’s Compensation deferred pursuant to an Elective Deferral may be deferred by means of a cash credit, a stock credit or a combination of the two as the Participant shall elect in writing at the same time as the election provided for in Section 3.2. If a Participant fails to make an election as to the mode of deferral of his or her Elective Deferral, he or she shall be deemed to have elected deferral by means of a cash credit. Cash credits and stock credits shall be recorded in accounts established in Participants’ names on the books of the Company.

(a)

Cash Credits. If the Elective Deferral is deferred wholly or partly by means of a cash credit, the Participant’s cash credit account shall be credited, as of the last day of the calendar quarter, with the dollar amount of Compensation deferred during the quarter by means of a cash credit. As of the last day of each calendar quarter, the Participant’s cash credit account shall also be credited with an interest equivalent in an amount determined by applying to the balance in the account as of the first day of the quarter (less any distributions during the quarter) an interest rate for such quarter which, when annualized, shall be the prime rate of Bankers Trust Company or such other equivalent financial institution, as of the first business day of the quarter. Interest shall be calculated on the actual number of days in the quarter based upon a 360-day year.

(b)	Stock Credits. The Participant’s stock credit account shall be credited, as of the last day of the calendar quarter with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the average of the Closing Price of Common Stock on each business day during the last month of the calendar quarter with the amount of the Compensation deferred during the quarter by means of a stock credit. As of the date any dividend is paid to holders of Common Stock, the Participant’s stock credit account shall also be credited with additional Common Stock equivalents equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price of Common Stock on such date with the dividend paid on the number of shares of Common Stock to which the Participant’s stock credit account is then equivalent. In case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Plan Administrator.

3.6 Distribution of Credits.

(a)	If a Participant has elected payment in a specified year under Section 3.3, distribution of his or her accounts will only be made in a single lump sum payment. Otherwise, unless a Participant has elected to receive installment payments as provided below or if the Participant fails to make any election with respect to distribution of his or her accounts, payment of a Participant’s accounts shall be made in a single lump sum within 90 days following the Participant’s Separation from Service.

(b)	At the election of the Participant made in writing and delivered to the Plan Administrator at the same time the Participant elects to defer Compensation in accordance with Section 3.2, distribution of his or her accounts, commencing within 90 days following the Participant’s Separation from Service, shall be made in the number of annual installments elected by the Director not exceeding ten. Any such election is irrevocable; provided, however, that with respect to amount deferred in 2005 and 2006, a Participant may make a transition election in accordance with Section 3.4.

(c)	Distribution of a Participant’s cash credit and stock credit accounts shall be made in cash. The amount of the distribution for stock credit accounts shall be determined by multiplying the number of shares of Common Stock attributable to the distribution by the average of the Closing Price of Common Stock on each business day in the month of December immediately prior to the Plan Year in which the installment is to be paid.

3.7 Adjustment. If at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant’s stock credit account is equivalent shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased, or if the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination or reclassification of shares, the number of shares of Common Stock to which each Participant’s stock credit account is equivalent shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. In the event the Company shall at any time be consolidated with or merged into any other corporation and holders of the Company’s Common Stock receive common shares of the resulting or surviving corporation, there shall be credited to each Participant’s stock credit account, in place of the shares then credited thereto, a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant’s account is then equivalent. If in such a consolidation or merger, holders of the Company’s Common Stock shall receive any consideration other than common shares of the resulting or surviving corporation, the Participants’ stock credit accounts shall be adjusted in accordance with the terms set forth in the applicable consolidation or merger agreement, as interpreted by the Plan Administrator.

3.8 Installment Amount. In the event a Participant has elected to receive distribution of his or her accounts in more than one installment, the amount of each installment shall be determined by multiplying the current balance (denominated in cash units for the portion elected to be deferred as cash credits and denominated in stock units for the portion deferred or elected to be deferred in stock credits) in the accounts as determined under Section 3.5, by a fraction, the numerator of which is one, and the denominator of which is the number of installments yet to be paid. With respect to cash credits, interest shall continue to be credited in accordance with Section 3.5 during the payment period. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

3.9 Distribution upon Death. In the event of the death of a Participant, whether before or after ceasing to serve as a Director, any cash credit account and stock credit account to which he or she was entitled, shall be converted to cash and distributed in a single lump sum to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing signed by the Participant and delivered to the Plan Administrator. A Participant may from time to time revoke or change any such designation by written notice to the Plan Administrator. If there is no unrevoked designation on file with the Plan Administrator at the time of the Participant’s death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, such distributions shall be made in accordance with the Participant’s will or in the absence of a will, to the administrator of the Participant’s estate. Any distribution under this Section 3.9 shall be made within 90 days following the date of the Participant’s death. In this case, a Participant’s stock credit account shall be converted to cash by multiplying the number of whole and fractional shares of Common Stock to which the Participant’s stock credit account is equivalent by the average of the Closing Price of Common Stock on each business day during the last month of the calendar quarter prior to the date of death.

3.10 Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

ARTICLE IV

4.1 Plan Administrator. The Plan Administrator shall have full power and authority to administer the Plan including the power to promulgate forms to be used with regard to the Plan, the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, and the power to make such decisions or take such actions as the Plan Administrator, in its sole discretion, deems necessary or advisable to aid in the proper maintenance of the Plan.

ARTICLE V

5.1 Funding. No promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. In addition, amounts deferred pursuant to the terms of the Plan and income attributable to such amounts shall remain (until distributed in accordance with the terms of the Plan) solely the property of the Company, subject to the claims of the Company’s general creditors.

ARTICLE VI

6.1 Non-alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

6.2 Domestic Relations Orders. If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital property settlement agreement that all or any portion of the benefits payable under the Plan to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Participant and the Alternate Payee, a division of such property shall not constitute a violation of Section 6.1, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence of this Section 6.2, however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under the Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a marital property settlement agreement that the Administrator in its sole discretion determines provides for any additional rights and privileges not provided under the Plan, including without limitation provisions relating to form and time of payment.

ARTICLE VII

7.1 Delegation of Administrative Duties. Administrative duties imposed by this Plan may be delegated by the Plan Administrator or the individual charged with such duties.

7.2 Governing Law. This Plan shall be governed by the laws of the State of Delaware. The Plan is intended to comply with Code Section 409A and shall be interpreted as necessary to comply with Code Section 409A. Any provision that does not comply with Code Section 409A shall be void or deemed to be amended to comply with Code Section 409A.

7.3 Amendment, Modification and Termination of the Plan.

(a)	The Plan Administrator may amend or modify the Plan at any time and in any respect.

(b)	The Board may terminate and liquidate the Plan on a completely voluntary basis if: (1) the termination does not occur proximate to a downturn in the financial health of the Company, (2) all nonqualified plans that are aggregated as a single plan with the Plan (pursuant to Code Section 409A) are terminated, (3) no payments are made within the first 12 months following termination, other than payments that would have been payable under the terms of the Plan if the Plan had not been terminated, (4) all payments are made within 24 months of the termination and (5) a new plan that would be aggregated with the Plan (pursuant to Code Section 409A) is not established for a period of three years following the date of termination of the Plan.

(c)	The Board may terminate the Plan upon a dissolution of the Company that is taxed under Code section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the deferred amounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the deferred amounts is administratively practicable.

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IN WITNESS WHEREOF, the Board has caused this amended and restated Plan to be executed by a duly authorized officer of the Company this 20th day of October 2010.

SAFEWAY INC.

By:	/s/ Laura A. Donald

Its:	Assistant Vice President